                                                                    EXHIBIT 11.1

                            MICRON TECHNOLOGY, INC.

                       COMPUTATION OF PER SHARE EARNINGS
                (AMOUNTS IN MILLIONS EXCEPT FOR PER SHARE DATA)

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
                                              FISCAL YEAR ENDED
                              -------------------------------------------------
                              AUGUST 29, 1996 AUGUST 31, 1995 SEPTEMBER 1, 1994
                              --------------- --------------- -----------------
PRIMARY
Weighted average shares
 outstanding................       207.8           205.1            202.4
Net effect of dilutive stock
 options....................         7.2             8.8              6.5
                                  ------          ------           ------
Total shares................       215.0           213.9            208.9
                                  ======          ======           ======
Net income..................      $593.5          $844.1           $400.5
                                  ======          ======           ======
Primary earnings per share..      $ 2.76          $ 3.95           $ 1.92
                                  ======          ======           ======
FULLY DILUTED
Weighted average shares
 outstanding................       207.8           205.1            202.4
Net effect of dilutive stock
 options....................         7.2            11.1              8.0
                                  ------          ------           ------
Total shares................       215.0           216.2            210.4
                                  ======          ======           ======
Net income..................      $593.5          $844.1           $400.5
                                  ======          ======           ======
Fully diluted earnings per
 share......................      $ 2.76          $ 3.90           $ 1.90
                                  ======          ======           ======
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